EXHIBIT 99.1

FOR IMMEDIATE RELEASE

At the Company	At CCG Investor Relations
Contact: Jim Klingler, CFO	Contact: Sean Collins, Partner
Phone: (818) 734-8600	Phone: (818) 789-0100

NORTH AMERICAN SCIENTIFIC REPORTS THIRD QUARTER FINANCIAL RESULTS

•                  Company achieves record revenue of $8.1 million.

•                  Company adopts SOP 97-2 revenue recognition accounting policy for products acquired in NOMOS acquisition, and defers $1.2 million in revenue to subsequent periods.

Chatsworth, CA – September 21, 2004 — North American Scientific, Inc. (Nasdaq: NASI) today announced financial results for its third quarter ended July 31, 2004.

For the third quarter ended July 31, 2004, the Company reported record net sales of approximately $8.1 million, as compared with net sales of $3.0 million for the third quarter of 2003.  Management attributed the increase in sales primarily to the consolidation of the NOMOS acquisition, which was completed on May 4, 2004.  Net sales by operating segment in the third quarter of 2004 included $3.1 million of Radiation Sources (brachytherapy and other radioisotope-based products), which increased 3% over the corresponding period last year, and $5.0 million of IMRT/IGRT products.  The Company’s results reflect its decision to adopt the revenue recognition policy under SOP (Statement of Position) 97-2 with respect to sales of its BAT® (B-Mode Acquisition and Targeting System) products whereby sales are recognized upon product acceptance by the customers rather than at the time of shipment. This resulted in approximately $1.2 million in revenue being deferred to subsequent periods.

The net loss for the third quarter of 2004 was $19.4 million, or $1.24 per share, and included $13.5 million, or $0.86 per share, of the following non-recurring expenses: $7.8 million for the write-off of in-process R&D included in the purchase of NOMOS, $1.0 million of integration expenses and a non-cash impairment charge of $4.7 million to write-off the goodwill and other assets of its Theseus subsidiary. This compared to a net loss for the third quarter of 2003 of $2.8 million, or $0.28 per share.

At July 31, 2004, the Company’s cash, cash equivalents and marketable securities totaled $23.1 million.

L. Michael Cutrer, President and CEO, commented, “The integration of the NOMOS operations continues, and I am pleased with the progress we are making.  Since the close of the quarter, we have been pleased to see two positive developments in connection with the intensity-modulated radiation therapy (IMRT) and image guided radiation therapy (IGRT) products that we have added to our product portfolio through the NOMOS acquisition.  The first was our completion of an agreement with Elekta that will allow for more aggressive radiation-based cancer treatment, combining Elekta’s digital linear accelerators and our BAT image-guided ultrasound technology.  The second was the launch of an IGRT optical camera targeting solution, which expands clinical applications for our innovative BAT® tumor imaging systems.  Our products for IMRT enhance the life-saving reach, power and sensitivity of radiation treatment and provide us with worldwide markets where our further technological innovations and refinements can have a significant impact.

Mr. Cutrer went on to state, "As we announced in our quarterly reports filed with the SEC, our independent registered public accounting firm has not yet completed their review of our interim financial statements for the quarter ended July 31. 2004.  However, we felt it was important not to further delay the filing and the release of our quarterly financial results."

Theseus Imaging Subsidiary

Recently, the Company announced that it intends to terminate operations at its Theseus Imaging subsidiary in Boston and Worcester, Massachusetts on September 15, 2004.

The Company intends to redirect some of the approximately $10 million it projected to spend on the Hynic-Annexin V program in fiscal 2005 to other product development opportunities, with particular focus on its intensity modulated radiation therapy (IMRT) and image guided radiation therapy (IGRT) products.

Costs stemming from the termination of the Theseus Imaging subsidiary are expected to be approximately $6.0 million, including $4.8 million in non-cash charges to write off the assets of Theseus (which were taken in the fiscal third quarter as discussed above) and $1.2 million in severance and shut-down expenses.

The Company intends to temporarily maintain the clinical trial data, intellectual property developed during the program and the existing GMP Annexin material until October 31, 2004 , in an effort to assist companies that may be interested in purchasing the assets of the program.

A conference call will be scheduled when the Company’s independent registered public accounting firm has completed their review of the financial statements for the quarterly period ending July 31, 2004.

About North American Scientific

North American Scientific is a leader in products for radiation therapy.  Its innovative radioisotope-based products include brachytherapy seeds, used primarily in the treatment of prostate cancer, marketed under the trade name Prospera®.  The Company is also a leading supplier of planning and delivery technology for intensity modulated radiation therapy (IMRT) and image guided radiation therapy (IGRT). IMRT allows an escalated radiation dose to be delivered to a tumor while limiting exposure and damage to nearby healthy tissue.  The Company’s principal IMRT products are marketed under the trade names PEACOCK® and CORVUS®.  The Company’s IGRT product, BAT®, provides fast and accurate targeting and localization of a treatment volume on a daily basis.  More than 400 hospitals and research sites worldwide are equipped with the Company’s clinically proven PEACOCK®, CORVUS® (our proprietary treatment planning software), BAT® and ancillary treatment solutions. Please visit www.nasmedical.com for more information.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, uncertainties relating to drug discovery and clinical development processes, the impact of competitive products and technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its brachytherapy products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, the impact of competitive products and pricing, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.

(—financial tables follow—)

NORTH AMERICAN SCIENTIFIC, INC.

Consolidated Balance Sheets

	July 31 2004	October 31, 2003
	(Unaudited)

Assets

Current Assets
Cash	$232,000	$1,761,000
Marketable securities	14,481,000	32,587,000
Accounts receivable	6,772,000	2,167,000
Inventories	6,529,000	692,000
Income tax receivable	—	496,000
Prepaid and other current assets	1,829,000	1,053,000
Total current assets	29,843,000	38,756,000
Non-current assets	8,362,000	14,767,000
Equipment and leasehold improvements	4,315,000	2,996,000
Goodwill	22,932,000	3,866,000
Intangible assets	27,426,000	813,000
Other assets	122,000	1,334,000
Total assets	$93,000,000	$62,532,000

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$5,196,000	$1,620,000
Accrued expenses	7,020,000	5,166,000
Deferred revenue	5,786,000	—
Total current liabilities	18,002,000	6,786,0000
Commitments and contingencies	—	—

Stockholders’ Equity
Preferred stock	—	—
Common stock	166,000	103,000
Additional paid-in capital	120,818,000	74,343,000
Treasury stock, at cost – 19,000 shares	(129,000)	(129,000)
Accumulated deficit	(45,857,000)	(18,571,000)
Total stockholders’ equity	74,998,000	55,746,000
Total liabilities and stockholders’ equity	$93,000,000	$62,532,000

NORTH AMERICAN SCIENTIFIC, INC.

Consolidated Statements of Operations

(Unaudited)

	Three months ended July 31,		Nine months ended July 31,
	2004	2003	2004	2003
Net Sales	$8,137,000	$3,011,000	$14,982,000	$11,056,000

Cost of goods sold	4,801,000	1,733,000	8,639,000	4,988,000
Gross profit	3,336,000	1,278,000	6,343,000	6,068,000

Selling expenses	2,273,000	889,000	3,919,000	2,463,000
General and administrative expenses	3,817,000	1,815,000	9,602,000	5,686,000
Research and development	3,269,000	1,661,000	7,060,000	5,431,000
In-process research and development	7,800,000	—	7,800,000	—
Impairment of long-lived assets	4,681,000	—	4,681,000	—
Integration	1,056,000	—	1,056,000	—
Loss from operations	(19,560,000)	(3,087,000)	(27,775,000)	(7,512,000)

Interest and other income, net	114,000	250,000	489,000	1,534,000
Loss before provision for income taxes	(19,446,000)	(2,837,000)	(27,286,000)	(5,978,000)

Provision for income taxes	—	—	—	—
Loss before cumulative effect of change in accounting principle	(19,446,000)	(2,837,000)	(27,286,000)	(5,978,000)

Cumulative effect of change in accounting principle	—	—	—	311,000
Net loss	$(19,446,000)	$(2,837,000)	$(27,286,000)	$(6,289,000)

Basic and diluted loss per share:

Loss before cumulative effect of change in accounting principle	$(1.24)	$(0.28)	$(2.24)	$(0.58)

Cumulative effect of change in accounting principle	—	—	—	(0.03)
Net loss	$(1.24)	$(0.28)	$(2.24)	$(0.61)

Shares used in per share calculations:

Basic and diluted	15,679,214	10,259,002	12,193,057	10,252,661

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